D-Wave and Davidson Technologies Near Installation Completion of Alabama’s First On-Site Annealing Quantum Computer
Physical assembly of the Advantage2™ quantum computer now complete and final calibration begins at Davidson’s Huntsville headquarters, marking major step in advancing national security-focused quantum research
PALO ALTO, Calif. and HUNTSVILLE, Ala. – April 23, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave”), a leader in quantum computing systems, software, and services, and Davidson Technologies, Inc. (“Davidson”), a mission-driven technology company supporting U.S. Department of Defense and aerospace customers, today announced that the physical assembly of a D-Wave Advantage2 annealing quantum system is complete at Davidson’s headquarters in Huntsville, Alabama. With the assembly phase now finished, installation nears completion as the system undergoes final calibration and readiness testing.
Progress with the system assembly and installation represents a major milestone in the partnership between D-Wave and Davidson and positions Alabama as a key contributor to quantum infrastructure in the U.S. The Advantage2 system will be the first annealing quantum computer hosted on-premises in the state, offering new pathways for the development of quantum optimization applications designed to support mission-critical challenges in areas including national defense. The system will eventually be housed in a secure facility developed to run sensitive applications using quantum computing technology.
The milestone will be commemorated during a private VIP ribbon-cutting event on April 23 at Davidson’s headquarters, where dignitaries at the state and federal levels are joining executives from both companies for an exclusive unveiling.
“Davidson has a legacy of applying advanced technologies to support our nation’s defense,” said Dr. Alan Baratz, CEO of D-Wave. “The installation of an Advantage2 system will enable Davidson to explore and develop real-world quantum applications—particularly in optimization—for some of the U.S. government's most complex problems and then deploy those applications in a secure environment.”
“Hosting the forthcoming Advantage2 system onsite reinforces Davidson’s commitment to national security innovation,” said Dale Moore, President & CEO of Davidson. “This milestone is more than symbolic—we believe it represents a step-change in how quantum technology can be deployed, evaluated, and applied to defense missions that require precision, scale, and speed.”
This installation follows a multi-year agreement and technology collaboration between the two companies. Davidson is investing in internal research and talent development to better understand and deploy hybrid quantum-classical solutions for use cases such as multi-domain operational optimization, space asset management, and autonomous system coordination. The system is intended to serve also as a focal point for future collaborative research, including potential partnerships with government labs, universities, and defense agencies.
“Huntsville is home to world-class research universities and innovative companies—and now, thanks to Davidson and D-Wave, we’ll also be the site of Alabama’s first quantum computer,” said Huntsville Mayor Tommy Battle. “This cutting-edge system places our city at the forefront of delivering advanced technological solutions to support government, defense, and high-tech manufacturing across the region.”
Federal lawmakers representing Alabama voiced strong support for the milestone, citing its impact on national defense innovation and the state’s growing leadership in advanced technology.
“One of my top priorities is making sure our military is equipped with the most advanced technologies to support mission accomplishment,” said U.S. Senator Tommy Tuberville (R-Ala.). “An industry leading, quantum computing system coming to the Davidson campus in Huntsville will position Alabama as a leader in developing quantum applications that can provide solutions in areas such as space operations, missile defense, and optimized logistics, directly enhancing our national security.”

“Alabama plays a central role in strengthening military readiness and modernizing our nation’s defense industrial base,” said U.S. Senator Katie Britt (R-Ala.). “Installing a quantum computing system in Huntsville marks a major milestone, enabling the advancement of revolutionary technologies that will help protect our nation and provide new solutions to challenges facing our military. This system also opens the door for advanced workforce training and positions Alabama as a national leader in research and development for quantum applications.”
Next Steps
The D-Wave Advantage2 system will undergo calibration and readiness testing in the coming weeks. Upon completion, Davidson and D-Wave will partner to operationalize the system in accordance with national security protocols and explore new programs and pilot efforts across the defense community.
About Davidson
Davidson is a trusted provider of advanced engineering and technical solutions supporting the U.S. Department of Defense, intelligence community, and aerospace industry. With a focus on mission-driven innovation, Davidson combines deep domain knowledge with emerging technologies to solve the nation’s most complex defense challenges.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers. The company is the only provider building both annealing and gate-model quantum systems. D-Wave’s solutions are used today by global customers across logistics, AI, manufacturing, aerospace, and government sectors to solve optimization and complex modeling problems.
Forward Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts
Davidson
David Wood
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D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com